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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60739) pertaining to the Stock Option Agreement, 1995 Stock Option Plan, and 1998 Stock Option Plan of Beyond.com Corporation of our report dated January 11, 1999, with respect to the consolidated financial statements and schedule of Beyond.com Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

Our audit also included the financial statement schedule of Beyond.com Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                      /s/ Ernst & Young  LLP

San Jose, California
March 31, 1999